Exhibit 99.1

For further information:

FAO, Inc.

Integrated Corporate Relations, Inc.

2520 Renaissance Boulevard	24 Post Road East
King of Prussia, PA 19406	Westport, CT 06880
(610) 278-7800	(203) 222-9013
Contact: Renee Hollinger	Contact: Don Duffy

For Immediate Release:

FAO, Inc. Responds to Negative Press Report

King of Prussia, PA, October 20, 2003 — FAO, Inc. (Nasdaq: FAOO), a leader in children’s specialty retailing, today responded to a negative press report last Friday in the New York Post about the Company’s cash position.   The Company stated that:

•                                          It is not experiencing a cash crunch and is paying its bills and funding operations in the normal course of business;

•                                          Its suppliers had not been tightening merchandise credit limits and, in fact, credit limits have been expanding;

•                                          Inventory has been flowing from the Company’s suppliers as planned and was, predictably, at the highest levels of the year; and

•                                          It has not been trying to value its FAO Schwarz flagship store lease and has no intention of moving from that location.

The Company reaffirmed its earlier assessment of its liquidity provided in its quarterly report for the second quarter of the year, stating that it currently expects to generate sufficient operating income in the fourth quarter to offset losses typically experienced in the first three quarters of the year.  The Company reported that it had supplemented availability under its senior secured loan agreement with letters of credit that were cash collateralized by certain holders of its Class I Convertible Preferred Stock, including an increase of $4.0 million as of October 7, 2003, which was made in order to accelerate inventory purchases and bolster the Company’s liquidity.  These letters of credit increase the Company’s availability by $15.0 million through November 30, 2003 reducing to $10.0 million in additional availability thereafter until January 9, 2004, unless extended or utilized.   The Company stated that, although amounts fluctuate daily, as of October 17, 2003, it had $5.2 million of availability in excess of the minimum requirements under its loan agreement.  The Company stated that in line with its previous disclosure in its quarterly report, it may need to raise additional capital in an amount to be determined following the holiday season and noted that sales trend figures disclosed to vendors in August had moderated somewhat.

The Company stated that this interim announcement was made in response to misleading reports which threatened to impact operations, that it was necessarily incomplete in nature and that the Company did not expect to update information again in advance of its normal reporting schedule.  The Company directed interested parties to its SEC filings for additional information.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz®; The Right Start®, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy®, the leading retailer of development toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit the Company on line at http://www.irconnect.com/faoo/.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc., that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.  Actual results may be impacted by factors including, but not limited to: the potential inability to realize anticipated cost savings and operating efficiencies from FAO, Inc.’s bankruptcy reorganization; competition from other retailers; the potential inability to generate sales and improve comparative store sales; the dependence on holiday sales; potential product liability claims; potential operational challenges; potential changes in consumer spending; dependence on independent manufacturers and suppliers and their credit terms and other risks included in FAO, Inc.’s filings with the Securities and Exchange Commission, including the risk factors set forth in its Annual Report on Form 10-K.  FAO, Inc. has not undertaken, nor is it required, to publicly update or revise any of its forward-looking statements, even if experience or future events make it clear that the results set forth in such statements will not be realized.